Exhibit 3.2
ARTICLES OF AMENDMENT
OF
BIMINI CAPITAL MANAGEMENT, INC.

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Bimini Capital Management, Inc., a Maryland corporation (the “Corporation”), is hereby amended, as of the Effective Time (as defined below), to decrease the par value of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time from $0.01 per share to $0.001 per share in each case.

SECOND: The amendment to the Charter of the Corporation as set forth above has been duly approved by a majority of the Board of Directors of the Corporation as required by law.  The amendment set forth herein is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: There has been no change in the authorized stock of the Corporation effected by the amendment to the Charter of the Corporation as set forth above.

FOURTH: These Articles of Amendment shall be effective at 12:02 a.m., Eastern time, on March 12, 2010 (the “Effective Time”).

FIFTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary on this 11th day of February, 2010.

ATTEST:	BIMINI CAPITAL MANAGEMENT, INC.
By: /s/ Robert E. Cauley	By: /s/ G. Hunter Haas, IV
Name: Robert E. Cauley Title: Secretary	Name: G. Hunter Haas, IV Title: President